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                                                                       Exhibit M


                   COUNTERPART TO THE SHAREHOLDERS' AGREEMENT

         WHEREAS, a party (the "Transferor") to the Shareholders' Agreement, dated as of May 7, 1999, among The Goldman Sachs Group, Inc. (the "Company") and the Covered Persons listed on Appendix A thereto, as amended from time to time (the "Shareholders' Agreement"), has proposed to Transfer (as defined in the Shareholders' Agreement) shares of common stock (the "Transferred Shares") of the Company to the undersigned transferee (the "Transferee").

         NOW, THEREFORE, in consideration of the Transfer of the Transferred Shares and the waiver granted by the Shareholders' Committee (as defined in the Shareholders' Agreement) to permit such Transfer, the Transferee hereby agrees, represents and warrants that, upon the completion of the Transfer:

         1. Each Transferred Share will continue to be subject to the same restrictions on transfer (the "Transfer Restrictions"), as set forth under the caption "PLP Restrictions" in Section 7 of the Plan of Incorporation (as defined in the Shareholders' Agreement), that applied to such Share immediately prior to the Transfer, and the Transferee and the Transferred Shares will be subject to all the other provisions of the Plan of Incorporation, including the applicable hedging restrictions and custody arrangements, that applied to the Transferor and the Transferred Shares immediately prior to the Transfer. The Transferee acknowledges receipt of, and agrees to abide by, the PMD Hedging and Pledging Restrictions, as amended as of April 2000.

         2. The Transferee will become a Covered Person under the Shareholders' Agreement and will remain a Covered Person so long as the Transfer Restrictions are in effect. Once the Transfer Restrictions terminate, the Transferee will be removed from Appendix A to the Shareholders' Agreement.

         3. The Transferred Shares will be treated as Covered Shares and Voted Covered Shares under the Shareholders' Agreement until the termination of the Transfer Restrictions.

         4. Until the earlier of (i) the termination of the Transfer Restrictions and (ii) the date on which the Transferor ceases to be an Employee Covered Person, the Transferee will be treated as an Employee Covered Person under the Shareholders' Agreement; provided, however, that for the purposes of the General Transfer Restriction of Section 2.2 of the Shareholders' Agreement, the Transferee will not be treated as an Employee Covered Person.

         5. This Counterpart shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.
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Agreed, as of __________, 2000:

                                                  ______________________________
                                                    (Print Name of Transferee)

                                                  By: __________________________
                                                      Name:
                                                      Title:


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